Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the : (a) reference to our name and description of our role in the (i) valuation process of certain of the real estate properties (the “Appraised Properties”) of KBS Real Estate Investment Trust III, Inc. (the “Company”), (ii) valuation process of the Company’s investment in units of Prime US REIT and (iii) valuation process of the Company being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-164703), and the related prospectus, included therein, by being filed on this Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to be filed on the date hereof (the “Form 10-K”); (b) inclusion in the Form 10-K that the total appraised value of the Appraised Properties of $3.3 billion represents the sum of the appraised values of each of the Appraised Properties contained in the individual property appraisal reports provided by us to the Company as of the date of each such report; and (c) to the inclusion in the Form 10-K that the estimated value of the Company’s investment in units of Prime US REIT as of December 3, 2019 of $257.8 million represents the estimated value of the Company’s investment in units of Prime US REIT provided by us to the Company as of that date. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

March 6, 2020	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC